Exhibit 4(ww)

AGENCY AGREEMENT

by and among

MBNA CANADA BANK

as Issuer,

JPMORGAN CHASE BANK

as Global Agent,

JPMORGAN CHASE BANK

as London Paying Agent and London Issuing Agent,

JPMORGAN CHASE BANK

as NY Paying Agent and Registrar,

-and-

J.P.MORGAN BANK LUXEMBOURG S.A.

as Luxembourg Paying Agent and Transfer Agent

Dated as of August 27, 2003

-i-

Section 24.	Repayment by the Global Agent	24

Section 25.	Conditions of Appointment	25

Section 26.	Communication Between the Parties	26

Section 27.	Changes in the Global Agent, the Paying Agents, the Registrar, the London Issuing Agent or the Transfer Agent	26

Section 28.	Merger and Consolidation	28

Section 29.	Notifications	29

Section 30.	Change of Specified Office	29

Section 31.	Notices	29

Section 32.	Taxes and Stamp Duties	29

Section 33.	Currency Indemnity	30

Section 34.	Amendments; Meetings of Holders	30

Section 35.	References to Additional Amounts	32

Section 36.	Descriptive Headings	32

Section 37.	Governing law	32

Section 38.	Submission of Jurisdiction	32

Section 39.	Waiver of Sovereign Immunity	33

Section 40.	Counterparts	34

Redemption for Tax Reasons		18

Redemption at the Option of the Bank		19

Repayment at the Option of the Holder		19

Additional Amounts		20

Events of Default; Acceleration of Maturity		24

Judgment Currency		25

Submission to Jurisdiction		25

Miscellaneous		26

Exhibits
Form of Registered Global Note	Exhibit A
Form of Definitive Registered Note	Exhibit B
Form of Temporary Global Note	Exhibit C
Form of Permanent Global Note	Exhibit D
Form of Definitive Bearer Note	Exhibit E
Form of Coupon	Exhibit F
Form of Talon	Exhibit G
Form of Receipt	Exhibit H
Form of Reverse of Note	Exhibit I

iii

This AGENCY AGREEMENT is dated as of August 27, 2003 by and among:

(1)	MBNA CANADA BANK, a Schedule II bank incorporated under the Bank Act (Canada) (the “Bank”);

(2)	JPMorgan Chase Bank, a banking corporation organized pursuant to the laws of the State of New York (“JPMorgan”) (the “Global Agent”);

(3)	JPMorgan Chase Bank acting through its specified office in London (“JPMorgan London”) as paying agent (the “London Paying Agent”) and issue agent (the “London Issuing Agent”) which expressions shall also include any successors appointed in accordance with Section 27 of this Agreement;

(4)	JPMorgan Chase Bank acting through its specified office in New York (“JPMorgan New York”) as registrar (the “Registrar”) and paying agent (the “NY Paying Agent”) which expressions shall also include any successors appointed in accordance with Section 27 of this Agreement; and

(5)	J.P. Morgan Bank Luxembourg S.A. (“JPMorgan Luxembourg”) in its capacity as transfer agent (the “Transfer Agent”) and as paying agent (the “Luxembourg Paying Agent”; together with the London Paying Agent and the NY Paying Agent, the “Paying Agents”; individually a “Paying Agent”) which expressions shall include any successors appointed in accordance with Section 27 of this Agreement.

WHEREAS:

(A)	The Bank has entered into a Dealer Agreement dated as of the date hereof with certain Dealers named therein pursuant to which the Bank may from time to time issue up to US$2,000,000,000 aggregate principal amount (or the equivalent thereof in other currencies) of its Global Deposit Notes (the “Notes”), or such other maximum aggregate principal amount of the Notes that the Bank shall determine may be issued or outstanding at any one time pursuant to the Program (as defined herein), provided, that the Bank shall promptly notify the Agents of any such increase;

(B)	The Notes will be issued subject to, and with the benefit of, this Agreement;

(C)	The payments of all amounts due in respect of the Notes will be unconditionally and irrevocably guaranteed by MBNA America Bank National Association (the “Guarantor”) pursuant to a guarantee dated as of the date hereof between the Bank and the Guarantor; and

(D)	The Bank has made application to the Luxembourg Stock Exchange (the “Stock Exchange”) with the intention that Notes issued under the Program may be listed on the Stock Exchange, in connection with which application the Bank has procured the preparation of an offering circular dated as of the date hereof (the “Offering Circular”).

NOW, THEREFORE IT IS HEREBY AGREED as follows:

Section 1. Definitions and Interpretation.

(a)	the following terms shall have the following meanings:

“Agents” means the collective reference to the Global Agent, the Paying Agents, the Registrar, the London Issuing Agent and the Transfer Agent;

“Authorized Representative” shall have the meaning ascribed thereto in Section 3(b) of this Agreement;

“Bearer Notes” means those Notes which are for the time being in bearer form;

“Business Day” means, unless otherwise agreed, a day which is both:

(a) a day (other than a. Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments in New York and Toronto; and

(b) either (A) in relation to Notes denominated in a Specified Currency other than Euro, a day on which commercial banks and foreign exchange markets settle payments in the principal financial center of the country of the relevant Specified Currency (if other than The City of New York or The City of Toronto) or (B) in relation to Notes denominated in Euro, a day (other than a Saturday or a Sunday) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor thereto is open;

“Clearstream, Luxembourg” means Clearstream Banking, societe anonyme or any successor thereto;

“Coupon” means an interest coupon attached on issue to an interest-bearing Definitive Bearer Note, such coupon being substantially in the form set out in Exhibit F hereto or in such other form as may be agreed between the Bank and the Global Agent, and includes, where applicable, the Talon(s) appertaining thereto;

“Dealer” means J.P. Morgan Securities Inc., Bane of America Securities LLC, Bane One Capital Markets, Inc., Bank of Montreal, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Dominion Securities Corporation and TD Securities (USA) Inc., J.P. Morgan Securities Ltd., Bane of America Securities Limited, Bank of Montreal, Bank One Europe Limited, Barclays Bank PLC, Citigroup

Global Markets Limited, Credit Suisse First Boston (Europe) Limited, Deutsche Bank AG London, Lehman Brothers International (Europe), Merrill Lynch International, Royal Bank of Canada Europe Limited, The Toronto-Dominion Bank and any other entities appointed as dealers from time to time pursuant to the Distribution Agreement and notice of whose appointment is given to the Global Agent;

“Definitive Bearer Note” means a definitive Bearer Note substantially in the form set out in Exhibit E hereto or in such other form as may be agreed between the Bank and the Global Agent, in each case issued or to be issued by the Bank pursuant to this Agreement in exchange for a Permanent Global Note;

“Definitive Notes” means Definitive Bearer Notes and/or, as the context requires, Definitive Registered Notes;

“Definitive Registered Note” means a definitive Registered Note substantially in the form set out in Exhibit B in such other form as may be agreed between the Bank and the Global Agent;

“Distribution Agreement” means the agreement of even date herewith among the Bank and the Dealers concerning the sale of Notes to be issued by the Bank and includes any amendment or supplement thereto;

“DTC” means The Depository Trust Company in New York, New York and its successors;

“DTC Global Note” means a Registered Global Note deposited with a custodian for, and registered in the name of a nominee of, DTC;

“Euroclear” means Euroclear Bank S.A./N.V , as operator of the Euroclear System or any successor thereto;

“Euroclear/Clearstream, Luxembourg Global Note” means a Registered Global Note deposited with a common depositary for, and registered in the name of a nominee of, Euroclear and/or Clearstream, Luxembourg;

“Global Note” means a Temporary Global Note or a Permanent Global Note;

“ISDA Definitions” means the 2000 ISDA Definitions, as amended and updated from time to time, published by the International Swaps and Derivatives Association, Inc.;

“Noteholders” means the several persons who are for the time being holders of outstanding Notes (being, in the case of any Bearer Note, the bearer thereof and, in the case of any Registered Note, the registered owner thereof as reflected in the Note Register) except that for so long as any of the Notes are represented by a Global Note, each person who is for the time being shown in the records of Euroclear and/or Clearstream, Luxembourg as the holder of a particular principal amount of such Notes (other than Clearstream, Luxembourg if Clearstream, Luxembourg shall be an account holder of Euroclear and other than Euroclear if Euroclear shall be an account holder of Clearstream, Luxembourg) (in which regard any certificate or other document issued by Euroclear and/or Clearstream, Luxembourg as to the principal amount of such Notes standing to the account of any person shall be conclusive and binding for all purposes except in the case of manifest error) shall be treated by the Bank and the Agents as a holder of such principal amount of such Notes for all purposes other than for the payment of principal, premium (if any) and interest on such Notes, the right to which shall be vested, as against the Bank and the Agents, solely in the bearer of the Global “Note in accordance with and subject to its terms (and the expressions “Noteholder”, “holder of Notes” and related expressions shall be construed accordingly);

“Note Register” shall have the meaning ascribed thereto in Section 11 (a) of this Agreement;

“Offering Circular” means the Offering Circular relating to the Notes as revised, supplemented, amended or updated, including any Pricing Supplement thereto relating to a particular Franche of Notes and such documents as are from time to time incorporated therein by reference;

“Original Issue Date” means, with respect to any Note, the original date of issue of such Note, being in the case of any Definitive Note, the date of issue of the Registered Global Note, Temporary Global Note or Permanent Global Note, as the case may be, which initially represented such Note;

“.Outstanding” means, at any particular time, all Notes theretofore issued other than (a) those which have been redeemed in full in accordance with their terms and with this Agreement, (b) those with respect to which the redemption date in accordance with their terms has occurred and the redemption monies wherefor (including any premium and all interest (if any) accrued thereon to the redemption date and any interest (if any) payable after such date) have been duly paid to or deposited to the account of the Global Agent as provided herein (and, where appropriate, notice has been given to the Noteholders in accordance with the terms thereof and Section 18) and remain available for payment, (c) those which have become void in accordance with their terms, (d) those which have been cancelled, (e) those mutilated or defaced Notes which have been surrendered in exchange for replacement Notes in accordance with their terms, (f) (for the purposes only of determining the aggregate principal amount of Notes outstanding and without prejudice to the status of any Note for any other purpose) those Notes alleged to have been lost, stolen or destroyed and with respect to which replacement Notes have been issued in accordance with their terms and (g) Temporary Global Notes to the extent that they shall have been duly exchanged for Permanent Global Notes or Definitive Bearer Notes, Permanent Global Notes to the extent that they shall have been duly exchanged for Definitive Bearer Notes or Registered Global Notes, Definitive Bearer Notes to the extent that they shall have been duly exchanged for Registered Global Notes, and Registered Global Notes to the extent that they shall have been duly exchanged for Definitive Registered Notes, in each case pursuant to their respective terms;

“Permanent Global Note” means a global Bearer Note substantially in the form set out in Exhibit D hereto or in such other form as may be agreed between the Bank and the Global Agent, in each case comprising Notes issued or to be issued by the Bank in exchange for the whole, but not the part, of a Temporary Global Note;

“Pricing Supplement” means the pricing supplement prepared by the Bank in relation to a particular Tranche of Notes (substantially in the form of Annex A to the Offering Circular) as a supplement to the Offering Circular;

“Procedures Memorandum” means the Procedures Memorandum attached as Exhibit B to the Distribution Agreement;

“Program” means the Global Bank Note Program established by the Distribution Agreement;

“Receipt” means a receipt attached on issue to a Definitive Bearer Note redeemable in installments for the payment of the installments of principal, such receipt being substantially in the form set out in Exhibit II hereto or in such other form as may be agreed between the Bank and the Global Agent;

“Registered Global Note” means a global Registered Note substantially in the form set out in Exhibit A hereto or in such other form as may be agreed upon between the Bank and the Global Agent;

“Series” means all Notes which are denominated in the same currency and which have the same Stated Maturity Date, interest payment basis and interest payment dates, if any, (all as indicated in the applicable Pricing Supplement) and the terms of which, except for the Original Issue Date and/or the issue price (each as indicated as aforesaid), are otherwise identical, including whether the Notes are listed;

“Stock Exchange” means the Luxembourg Stock Exchange or any other stock exchange(s) on which any Notes may from time to time be listed and reference in this Agreement to the “relevant Stock Exchange” shall, in relation to any Notes, be reference to the Stock Exchange on which such Notes are from time to time, or will be, listed;

“Talons” means the talons, if any, for further Coupons appertaining to an interest-bearing Definitive Bearer Note, each such talon being substantially in the form set out in Exhibit G hereto or in such other form as may be agreed between the Bank and the Global Agent;

“Temporary Global Note” means a global Bearer Note substantially in the form set out in Exhibit C hereto or in such other form as may be agreed between the Bank and the Global Agent;

‘“Tranche” means all Notes of the same Series with the same Original Issue Date and the same issue price;

“US$” and “U.S. Dollars” means the lawful currency for the time being of the United States.

(b) Terms and expressions defined in the Notes and the Offering Circular shall have the same meanings in this Agreement, except where the context requires otherwise.

(c) Any references to Notes shall, unless the context otherwise requires, include any Temporary Global Notes, Permanent Global Notes, Registered Global Notes, Definitive Bearer Notes and Definitive Registered Notes.

Section 2. Appointment of the Global Agent, the London Issuing Agent, the Paying Agents, the Registrar and the Transfer Agent.

(a) JPMorgan is hereby appointed as agent of the Bank, to act as Global Agent for the purposes specified in this Agreement and all matters incidental thereto, upon the terms and subject to the conditions specified herein.

(b) JPMorgan New York is hereby appointed as agent of the Bank, to act as Registrar and NY Paying Agent for the purposes specified in this Agreement and all matters incidental thereto, including, inter alia. completing, authenticating and issuing Notes, upon the terms and subject to the conditions specified herein and in the Notes.

(c) JPMorgan London is hereby appointed as the agent of the Bank to act as London Paying Agent and London Issuing Agent for the purposes specified in this Agreement, including, inter alia, completing, authenticating and issuing Notes, upon the terms and subject to the conditions specified herein and in the Notes.

(d) JPMorgan Luxembourg is hereby appointed as agent of the Bank, to act as Luxembourg Paying Agent and Transfer Agent for the purposes specified in this Agreement, upon the terms and subject to the conditions specified herein and in the Notes.

(e) Each of the Global Agent, the Paying Agents, the Registrar, the London Issuing Agent and the Transfer Agent shall have the powers and authority granted to and conferred upon them, specifically, in the Notes and hereundcr to act on behalf of the Bank and such further powers and authority to act on behalf of the Bank as may be mutually agreed upon.

(f) The obligations of the Global Agent, the Paying Agents, the Registrar, the London Issuing Agent and the Transfer Agent shall be several, but not joint.

(g) JPMorgan is hereby appointed (i) Calculation Agent, for the purpose of calculating any variable interest rates or other bases for determining the payment of interest, premium or principal with respect to the Notes from time to tune pursuant to the Calculation Agent Agreement and (ii) Exchange Rate Agent, for the purpose of determining exchanges of currencies of such payments from time to time; and, in connection with such appointments, the Bank and JPMorgan shall endeavor to enter into a Calculation Agent Agreement and an Exchange Agent Agreement after the date hereof, which Calculation Agent Agreement and Exchange Agent Agreement shall be in such form or forms as may be mutually agreed between them. Notwithstanding the foregoing, the Bank may appoint a different Calculation Agent or Exchange Agent for any Series of Notes (which may be the Bank or any affiliate thereof or a Dealer purchasing such Notes or an affiliate thereof). The relevant Pricing Supplement will set forth the name of the Calculation Agent or Exchange Agent, if any, for such Series.

Section 3. Authorized Representatives.

From time to time, the Bank shall provide the Global Agent, the Registrar and the London Issuing Agent with a certificate executed by an officer of the Bank, as applicable, certifying the incumbency and specimen signatures of those officers of the Bank authorized to execute Notes on behalf of the Bank by manual or facsimile signature and to give instructions and notices on behalf of the Bank hereunder (each an “Authorized Representative” and collectively the “Authorized Representatives”). Until the Global Agent, the Registrar or the London Issuing Agent receives a subsequent certificate, the Global Agent, the Registrar and the London Issuing Agent shall be entitled to conclusively rely on the last such certificate delivered to them for the purposes of determining the identifies of Authorized Representatives of the Bank. Any Note bearing the manual or facsimile signatures of persons who are Authorized Representatives of the Bank on the date such signatures are affixed shall bind the Bank after the completion, authentication and delivery thereof by the Registrar or the London Issuing Agent, as the case may be, notwithstanding that such persons shall have ceased to hold office on the date such Note is so completed, authenticated and delivered by the Registrar or the London Issuing Agent, as the case may be.

Section 4. Issuance Instructions.

All instructions regarding the completion, authentication and delivery of Notes shall be given by an Authorized Representative by facsimile transmission or by other acceptable written means by such Authorized Representative no later than 3:00 p.m. (London time, or, as the case may be, New York time) three Business Days prior to the proposed issue date. Instructions for the issuance of Bearer Notes shall be transmitted to the London Issuing Agent and for the issuance of Registered Notes shall be transmitted to the Registrar. In addition, the Dealer who has arranged to purchase or procure the purchase of Notes from the Bank shall notify the London Issuing Agent or, as the case may be, the Registrar, by facsimile transmission or by other acceptable written means no later than 3:00 p.m. (London time) in the case of the London Issuing Agent or, in the case of the Registrar 3:00 p.m. (New York time), three Business Days prior to the proposed issue date, that payment by the Dealer to London Issuing Agent or the Registrar, as the case may be, of the purchase price of any Note has been or will be duly made upon delivery and (if applicable) of details of the account to which payment is to be made. The Bank agrees to deliver issuance instructions to the London Issuing Agent via tested telex or facsimile and to the Registrar via facsimile transmission.

Section 5. Issue of Registered Global Notes.

(a) Upon (x) receipt of instructions from an Authorized Representative in accordance with Section 4 hereof and the Procedures Memorandum regarding the completion, authentication and delivery of one or more Registered Global Notes or (y) the occurrence of any event which pursuant to the terms of a Permanent Global Note or Definitive Bearer Note(s) requires the issuance of a Registered Global Note, the Registrar shall cause to be withdrawn from safekeeping the necessary and applicable Registered Global Note(s) and, in accordance with such written instructions, shall:

(i) complete such Registered Global Note(s);

(ii)	attach the relevant Pricing Supplement as supplied by the Bank;

(iii)	register such Registered Global Note(s) in the name of Cede & Co., or another nominee of DTC, and/or in the name of a nominee of Euroclear and/or Clearstream, Luxembourg, as specified in such instructions;

(iv)	authenticate such Registered Global Note(s); and

(v)	(A) deliver such Registered Global Notes) to a custodian of DTC in accordance with such instructions against receipt from the custodian of confirmation that such custodian is holding the Registered Global Note(s) so delivered in safe custody for the account of DTC and instruct DTC to credit the Notes represented by such Registered Global Note(s), unless otherwise agreed in writing between the Registrar and the Bank, to the Registrar’s participant account at DTC; and/or

(B) deliver such Registered Global Note(s) to the specified common depositary of Euroclear and Clearstream, Luxembourg in accordance with such instructions against receipt from the common depositary of confirmation that such common depositary is holding the Registered Global Note(s) so delivered in safe custody for the account of Euroclear and/or Clearstream, Luxembourg and instruct Euroclear or Clearstream, Luxembourg or both of them (as the case may be) to credit the Notes represented by such Registered Global Note(s), unless otherwise agreed in writing between the London Issuing Agent or the Global Agent and the Bank, to the London Issuing Agent’s or the Global Agent’s distribution account; and/or

(C) deliver such Registered Global Note(s) to the specified common depositary of Euroclear and Clearstream, Luxembourg in exchange for such Permanent Global Note or Definitive Bearer Note against receipt from the common depositary of confirmation that such common depositary is holding the Registered Global Note(s) in safe custody for the account of Euroclear and/or Clearstream, Luxembourg in accordance with the terms of the relevant letters of undertaking among such common depositary and Euroclear and/or Clearstream, Luxembourg;

provided, that instructions regarding the completion and authentication of such Note(s) are received by the Registrar not less than three Business Days prior to the date of settlement relating to such Note(s).

(b) The Registrar shall provide DTC, and the London Issuing Agent shall provide Euroclear and/or Clearstream, Luxembourg with such notifications, instructions or other information to be given by the Registrar or the London Issuing Agent, as the case may be, to DTC, Euroclear and/or Clearstream, Luxembourg as may be required.

Section 6. Issue of Temporary Global Notes

(a) Upon receipt of instructions from an Authorized Representative in accordance with Section 4 hereof and the Procedures Memorandum regarding the completion, authentication and delivery of one or more Temporary Global Notes, the London Issuing Agent shall cause to be withdrawn from safekeeping the necessary and applicable Temporary Global Note and, in accordance with such written instructions, shall:

(i)	complete such Temporary Global Note(s);

(ii)	attach the relevant Pricing Supplement as supplied by the Bank;

(iii)	authenticate such Temporary Global Note(s); and

(iv)	deliver such Temporary Global Note(s) to the specified common depositary of Euroclear and Clearstream, Luxembourg in accordance with such instructions against receipt from the common depositary of confirmation that such common depositary is holding the Temporary Global Note(s) in safe custody for the account of Euroclear and/or Clearstream, Luxembourg and instruct Euroclear or Clearstream, Luxembourg or both of them (as the case may be) to credit the Notes represented by such Temporary Global Note(s), unless otherwise agreed in writing between the London Issuing Agent and the Bank, to the London Issuing Agent’s distribution account;

provided, that instructions regarding the completion and authentication of such Note(s) are received by the London Issuing Agent not less than five Business Days prior to the date of settlement relating to such Note(s).

(b) The London Issuing Agent shall provide Euroclear and/or Clearstream, Luxembourg with such notifications, instructions or other information to be given by the London Issuing Agent to Euroclear and/or Clearstream, Luxembourg as may be required.

Section 7. Issue of Permanent Global Notes.

(a) Upon the occurrence of any event which pursuant to the terms of a Temporary Global Note requires the issue of a Permanent Global Note, the London Issuing Agent shall cause to be withdrawn from safekeeping the necessary and applicable Permanent Global Note and, in accordance with the terms of the Temporary Global Note, shall:

(i)	complete a Permanent Global Note in accordance with the terms of the Temporary Global Note;

(ii)	attach the relevant Pricing Supplement as supplied by the Bank;

(iii)	authenticate such Permanent Global Note; and

(iv)	deliver such Permanent Global Note to the specified common depositary that is holding the Temporary Global Note for the time being on behalf of Euroclear and/or Clearstream, Luxembourg in exchange for such Temporary Global Note against receipt from the common depositary of confirmation that such common depositary is holding the Permanent Global Note in safe custody for the account of Euroclear and/or Clearstream, Luxembourg.

(b) The London Issuing Agent shall provide Euroclear and/or Clearstream, Luxembourg with such notifications, instructions or other information to be given by the London Issuing Agent to Euroclear and/or Clearstream, Luxembourg as may be required.

Section. 8 Issue of Definitive Bearer Notes.

(a) Upon notice from Euroclear or Clearstream, Luxembourg pursuant to the terms of a Global Note requiring the issue of one or more Definitive Bearer Notes in exchange for the Global Note, the Bank shall provide the London Issuing Agent with the necessary and applicable Definitive Bearer Note(s) and, in accordance with the terms of the Permanent Global Note, shall:

(i)	complete, if applicable, an equal aggregate principal amount of Definitive Bearer Notes of authorized denominations and of like tenor and with identical terms as the Global Note in accordance with the terms of the Global Note;

(ii)	authenticate such Definitive Bearer Note(s); and

(iii)	deliver such Definitive Bearer Note(s) to or to the order of Euroclear and/or Clearstream, Luxembourg in exchange for such Global Note.

The London Issuing Agent shall notify the Bank forthwith upon receipt of a request for the issuance of Definitive Bearer Note(s) in accordance with the provisions of a Global Note.

(b) The Bank shall deliver to the London Issuing Agent, pursuant to a request for the issue of Definitive Bearer Notes under the terms of the relevant Permanent Global Note, a sufficient number of Definitive Bearer Notes (with, if applicable, Receipts, Coupons and Talons attached) executed by an Authorized Representative to enable the London Issuing Agent to comply with its obligations under this Section 8.

Section 9. Issue of Definitive Registered. Notes.

(a) Definitive Registered Notes shall be issued only if permitted by applicable law and (i) in the case of a DTC Global Note, DTC notifies the Bank that it is unwilling or unable to continue as depositary for the DTC Global Note or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, if so required by applicable law or regulation, and, in either case, a successor depositary is not appointed by the Bank within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, (ii) in the case of any other Registered Global Note, if the clearing system(s) through which it is cleared and settled is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention to cease business permanently or does in fact do so, (iii) the Bank in its discretion elects to issue Definitive Registered Notes or (iv) after the occurrence of an Event of Default with respect to any Registered Global Note, the beneficial owners representing a majority in principal amount of such Registered Global Note advise the relevant clearing system through its participants to cease acting as depositary for such Registered Global Note

(b) Upon the occurrence of any event specified in Section 9(a) which pursuant to the terms of a Registered Global Note requires the issue of Definitive Registered Notes in exchange for the Registered Global Note, the Registrar shall cause to be withdrawn from safekeeping the necessary and applicable Definitive Registered Note(s) and, in accordance with the terms of the Registered Global Note, shall:

(i)	complete an equal aggregate principal amount of Definitive Registered Note(s) of authorized denominations and of like tenor with identical terms as the Registered Global Note in accordance with the terms of the Registered Global Note;

(ii)	register such Definitive Registered Notes in the name or names of such persons as the relevant clearing system shall instruct the Registrar in writing;

(iii)	authenticate such Definitive Registered Notes; and

(iv)	deliver such Definitive Registered Notes to the relevant clearing system or pursuant to such clearing system’s written instructions in exchange for such Registered Global Note.

(e) The Bank shall deliver to the Registrar, upon the occurrence of any event specified in Section 9(a) which pursuant to the terms of a Registered Global Note requires the issue of Definitive Registered Notes, a sufficient number of Definitive Registered Notes executed by an Authorized Representative to enable the Registrar to comply with its obligations under this Section 9

Section 10. Exchanges.

(a) Upon any exchange of a Temporary Global Note in whole, but not in part, for an interest in a Permanent Global Note or for Definitive Bearer Notes, as the case may be, the London Issuing Agent shall cancel or arrange for cancellation such Temporary Global Note. Upon any exchange of a Permanent Global Note for Definitive Bearer Notes, the Permanent Global Note shall be endorsed to reflect the reduction of its principal amount by the aggregate principal amount so exchanged. Until exchanged in full, the holder of an interest in any Permanent Global Note shall in all respects be entitled to the same benefits as the holder of Notes, Receipts and Coupons authenticated and delivered hereunder, except as set forth therein. The London Issuing Agent is hereby authorized on behalf of the Bank (i) to endorse or to arrange for the endorsement of the relevant Permanent Global Note to reflect the reduction in the principal amount represented thereby by the amount so exchanged and, if appropriate, to endorse the Permanent Global Note to reflect any increase in the principal amount represented thereby, and in either case, to sign in the relevant space on the relevant Permanent Global Note recording such exchange or increase and (ii) in the case of a total exchange, to cancel or arrange for the cancellation of the relevant Permanent Global Note.

(b) Upon any exchange of a Temporary Global Note in whole, but not in part, for an interest in a Registered Global Note, the London Issuing Agent shall cancel or arrange for cancellation such Temporary Global Note. Upon any exchange of all or a portion of an interest in a Permanent Global Note for an interest in a Registered Global Note, the Permanent Global Note shall be endorsed to reflect the reduction of its principal amount by the aggregate principal amount so exchanged. Until exchanged in full, the holder of an interest in any Permanent Global Note shall in all respects be entitled to the same benefits as the holder of Notes, Receipts and Coupons authenticated and delivered hereunder, except as set forth therein. The London Issuing Agent and the Registrar, as the case may be, are hereby authorized on behalf of the Bank (i) to endorse or to arrange for the endorsement of the relevant Permanent Global Note to reflect the reduction in the principal amount represented thereby by the amount so exchanged and, if appropriate, to endorse a Registered Global Note to reflect any increase in the principal amount represented thereby, and in either case, to sign in the relevant space on the relevant Permanent Global Note or Registered Global Note, as the case may be, recording such exchange or increase and (ii) in the case of a total exchange, to cancel or arrange for the cancellation of the relevant Permanent Global Note.

(c) Upon any exchange of one or more Definitive Bearer Notes for an interest in a Registered Global Note the Definitive Bearer Note(s) so exchanged shall be cancelled by the London Issuing Agent. The Registrar is hereby authorized on behalf of the Bank to endorse, if appropriate, a Registered Global Note to reflect any increase in the principal amount represented thereby and, in such case, to sign in the relevant space on the relevant Registered Global Note recording such increase.

Section 11. Note Register; Registration, Transfer and Exchange; Persons Deemed Owners.

(a) The Registrar, as registrar for the Registered Notes, shall maintain at its principal office in New York City, or such other location as may be agreed from time to time, the note register (the “Note Register”). The term “Note Register” shall mean the definitive register in which shall be recorded the names, addresses and taxpayer identification numbers of the holders of Registered Notes, the serial and CUSIP numbers (or Code/ISIN Numbers, as the case may be) of the Registered Notes, the Original Issue Dates thereof and details with respect to the transfer and exchange of Registered Notes.

(b) Upon surrender for the purpose of registration of transfer at the offices of the Registrar or any Transfer Agent of any Registered Note, accompanied by a written instrument of transfer in form satisfactory to the Registrar or such Transfer Agent, executed by the registered holder, in person or by such holder’s attorney thereunto duly authorized in writing, such Registered Note shall be transferred upon the Note Register and the Registrar shall complete, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Registered Notes of authorized denominations of an equal aggregate principal amount and of like tenor with identical terms and provisions; provided, however, that Registered Notes may be delivered for the purpose of registration of transfer by mail at the risk and expense of the transferor. Registrations of transfers and exchanges of Registered Notes shall be subject to such restrictions as shall be set forth herein and in the text of the Notes and such reasonable regulations as may be prescribed by the Bank. Successive registrations and registrations of transfers as aforesaid may be made from time to time as desired, and each such registration shall be noted on the Note Register.

(c) Notwithstanding anything to the contrary contained in Section 11 (b), if the Notes of any Series are for the time being represented by both a DTC Global Note and a Euroclear/Clearstream, Luxembourg Global Note and an authorized representative of DTC presents the DTC Global Note to the Registrar or any Transfer Agent, accompanied by a written instrument of transfer in form satisfactory to the Registrar or such Transfer Agent, executed by DTC or by DTC’s attorney thereunto duly authorized in writing, for the purpose of registration of transfer of all or any portion of such DTC’s interest in such DTC Global Note to Euroclear and/or Clearstream, Luxembourg, such DTC Global Note or the relevant interest therein shall be transferred upon the Note Register, and the Registrar shall endorse the DTC Global Note to reflect the reduction of its principal amount by the aggregate principal amount so transferred and the appropriate Euroclear/Clearstream, Luxembourg Global Note shall be endorsed by the Registrar to reflect the increase of its principal amount by the aggregate principal amount so transferred. The Registrar is hereby authorized on behalf of the Bank (i) to endorse or to arrange for the endorsement of the relevant DTC Global Note to reflect the reduction in the principal amount represented thereby by the amount so transferred and to endorse the appropriate Euroclear/Clearstream, Luxembourg Global Note to reflect the increase in the principal amount represented thereby by the amount so transferred and, in either case, to sign in the relevant space on the relevant Note recording such reduction or increase and (ii) in the case of a total exchange, to cancel or arrange for the cancellation of the DTC Global Note.

(d) Notwithstanding anything to the contrary contained in Section 11(b), if the Notes of any Series are for the time being represented by both a DTC Global Note and a Euroclear/Clearstream, Luxembourg Global Note and an authorized representative of the Euroclear or Clearstream, Luxembourg presents the Euroclear/Clearstream, Luxembourg Global Note to the Registrar or any Transfer Agent, accompanied by a written instrument of transfer in form satisfactory to the Registrar or such Transfer Agent, executed by the Euroclear or Clearstream, Luxembourg, as the case may be, or by Euroclear’s or Clearstream, Luxembourg’s attorney thereunto duly authorized in writing, for the purpose of registration of transfer of all or any portion of Euroclear’s or Clearstream, Luxembourg’s interest in such Euroclear/Clearstream, Luxembourg Global Note to DTC, such Euroclear/Clearstream, Luxembourg Global Note or the relevant interest therein shall be transferred upon the Note Register, and the Registrar shall endorse the Euroclear/Clearstream, Luxembourg Global Note to reflect the reduction of its principal amount by the aggregate principal amount so transferred and the appropriate DTC Global Note shall be endorsed by the Registrar to reflect the increase of its principal amount by the aggregate principal amount so transferred. The Registrar is hereby authorized on behalf of the Bank (i) to endorse or to arrange for the endorsement of the relevant Euroclear/Clearstream, Luxembourg Global Note to reflect the reduction in the principal amount represented thereby by the amount so transferred and to endorse the appropriate DTC Global Note to reflect the increase in the principal amount represented thereby by the amount so transferred, and in either case, to sign in the relevant space on the relevant Note recording such reduction or increase and (ii) in the case of a total exchange, to cancel or arrange for the cancellation of the Euroclear/Clearstream, Luxembourg Global Note.

(e) At the option of the holder of a Registered Note such Registered Note may be exchanged for other Registered Notes of any authorized denominations of an equal aggregate principal amount and of like tenor with identical terms and provisions, upon surrender of the Registered Note to be exchanged at the offices of the Registrar or any Transfer Agent. Whenever any Registered Notes are so surrendered for exchange, the Registrar shall complete, authenticate and deliver the Registered Notes which the holder of the Registered Note making the exchange is entitled to receive. Except as provided in Section 9, owners of beneficial interests in a Registered Global Note shall not be entitled to have Notes registered in their names, shall not receive or be entitled to receive physical delivery of Definitive Registered Notes and shall not be considered the owners or holders thereof under this Agreement.

(f) Notwithstanding the foregoing, neither the Registrar nor any Transfer Agent shall register the transfer of or exchange (i) any Registered Note that has been called for redemption in whole or in part, except the unredeemed portion of any Registered Note being redeemed in part, (ii) any Registered Note during the period beginning at the opening of business 15 days before the mailing of a notice of such redemption and ending at the close of business on the day of such mailing, or (iii) any Registered Global Note if the Registrar or Transfer Agents learn that such proposed registration of transfer or exchange would violate any legend contained on the face of such Registered Global Note.

(g) All Registered Notes issued upon any registration of transfer or exchange of Registered Notes shall be valid obligations of the Bank guaranteed by the Guarantor, evidencing the same debt, and entitled to the same benefits as the Registered Notes surrendered upon such registration of transfer or exchange.

(h) No service charge shall be made to a holder of Registered Notes for any transfer or exchange of Registered Notes, but the Transfer Agent will require payment of a sum sufficient to cover any stamp or other tax, duty, assessment or governmental charge that may be imposed in connection therewith.

(i) The Bank and the Agents and any agent of the Bank or the Agents, may treat the holder in whose name a Registered Note is registered as the owner of such Registered Note for all purposes, whether or not such Registered Note be overdue, and neither the Bank, the Agents, nor any such agent shall be affected by notice to the contrary except as required by applicable law.

(j) The Bank and Agents and any agent of the Bank or the Agents, may treat the holder of a Bearer Note as the owner of such Bearer Note for all purposes, whether or not such Bearer Note be overdue, and neither the Bank, the Agents nor any such agent shall be affected by notice to the contrary except as required by law.

Section 12. Terms of Issue

(a) The Registrar and the London Issuing Agent shall ensure that all Notes delivered to and held by it under this Agreement arc issued only in authorized denominations and otherwise in accordance with the instructions received by it.

(b) Subject to the procedures set out in the Procedures Memorandum, the Registrar shall be entitled to treat a facsimile communication and the London Issuing Agent shall be entitled to treat a tested telex or facsimile communication from a person purporting to be an Authorized Representative as sufficient instructions and authority of the Bank for the Registrar and the London Issuing Agent to act in accordance with instructions received by it pursuant to Section 12(a).

(c) Unless otherwise agreed in writing between the Bank and the Global Agent, each Note credited to the Global Agent’s account with DTC, Euroclear or Clearstream, Luxembourg following the delivery of a Registered Global Note to a custodian of DTC or a common depositary of Euroclear and Clearstream, Luxembourg in accordance with clause (v) of Section 5(a) or the delivery of a Temporary Global Note to a common depositary of Euroclear and Clearstream, Luxembourg in accordance with clause (iv) of Section 6(a), as the case may be, shall be held to the order of the Bank. The Registrar or the London Issuing Agent, as the case may be, shall ensure that the principal amount of Notes which the relevant purchaser has agreed to purchase is:

(i)	debited from the account of the Registrar or the London Issuing Agent, as the case may be; and

(ii)	credited to the account of such purchaser with DTC or Euroclear or Clearstream, Luxembourg, as the case may be;

in each case only upon receipt by the Registrar or the London Issuing Agent, as the case may be, on behalf of the Bank of the purchase price due from the relevant purchaser with respect to such Notes

(d) If on the relevant settlement date the purchaser docs not pay the full purchase price due from it with respect to any Note (the “Defaulted Note”) and, as a result, the Defaulted Note remains in the account of the Registrar or the London Issuing Agent, as the case may be, with DTC or Euroclear and/or Clearstream, Luxembourg after such settlement date, the Registrar or the London Issuing Agent, as the case may be, shall continue to hold the Defaulted Note to the order of the Bank. The Registrar or the London Issuing Agent, as the case may be, shall notify the Bank forthwith of the failure of the purchaser to pay the full purchase price due from it with respect to any Defaulted Note and shall subsequently, unless otherwise instructed by the Bank, notify the Bank forthwith upon receipt from the purchaser of the full purchase price with respect to such Defaulted Note.

(e) In the event of an issue of Notes which is to be listed on a Stock Exchange, subject to timely receipt of issuance instructions from the Bank in accordance with the terms of the Procedures Memorandum, the London Paying Agent shall promptly, and in any event prior to the settlement date with respect to such issue, send the Pricing Supplement with respect to such Notes to the relevant Listing Agent (as defined in Offering Circular). The London Paying Agent or the Luxembourg Paying Agent as the case may be, shall take such actions as may be requested from time to time in writing by the Bank or the Listing Agcnt (as defined in the Offering Circular) to permit the Notes, if applicable, to be listed on the Stock Exchange.

(f) The Procedures Memorandum shall not be amended by the Bank without the prior written approval of the NY Paying Agent or the London Paying Agent.

Section 13. Payments.

(a) The New York Paying Agent or the London Paying Agent, as the case may be, shall advise the Bank, no later than five Business Days (as defined below) prior to the date on which any payment is to be made to the New York Paying Agent or the London Paying Agent, as the case may be, pursuant to this Section 13(a), of the total amount of any principal of, premium, if any, and interest due on Notes on any Interest Payment Date or any maturity date or date of redemption or repayment and the Bank shall (i) before 10:00 a.m. New York City time (or London time if to the London Paying Agent) on the second Business Day prior to the date on which any payment with respect to any Notes become due, confirm to the New York Paying Agent or the London Paying Agent, as the case may be, by tested telex or facsimile or by other means acceptable to the Bank and the New York Paying Agent or the London Paying Agent, as the case may be, that it has been given instructions for the transfer of the relevant funds to the New York Paying Agent or the London Paying Agent, as the case may be, and the name and the account of the bank through which such payment is being made and provide details of the person or department in such bank to which communications to such bank should be addressed and (ii) not later than the Payment Time (as defined below) on the Business Day on which any payment with respect to any Notes becomes due (or with respect to any payment in a foreign currency that will be converted for payment into US dollars, on the Business Day prior to which such payment becomes due), transfer to an account specified by the New York Paying Agent or the London Paying Agent, as the case may be such amount in the relevant currency as shall be sufficient for the purposes of such payment in funds settled through such payment system as the New York Paying Agent or the London Paying Agent, as the case may be, and the Bank may agree. As used in this subsection (a), the term “Payment Time” means (i) 10:00 a.m. local time in the principal financial center of the country of the currency in which the payment is required to be made or, in the case of a payment in Euro, Brussels. For the purpose of this Section 13, “Business Day” means a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments in The City of New York and London. For the purposes of this Section 13, all payments made to the NY-Paying Agent and the London Paying Agent shall be transmitted by the Bank.

(b) Subject to the New York Paying Agent or the London Paying Agent, as the case may be, being satisfied in its sole discretion that payment will be duly made as provided in Section 13(a), the Global Agent or the relevant Paying Agent shall pay or cause to be paid all amounts due with respect to the Notes on behalf of the Bank in the manner provided in the Notes. If any payment provided for in Section 13(a) is made late but otherwise in accordance with the provisions of this Agreement, the Global Agent and each Paying Agent shall nevertheless make payments with respect to the Notes as aforesaid following receipt by it of such payment. The Bank will reimburse the New York Paying Agent or the London Paying Agent for the cost of funding for any amount paid out by such paying agent which is reimbursed on a later date by the Bank.

(c) If for any reason the New York Paying Agent or the London Paying Agent, as the case may be, considers in its sole discretion that the amounts to be received by the New York Paying Agent or the London Paying Agent, as the case may be, pursuant to Section 13(a) will be, or the amounts actually received by it pursuant thereto are, insufficient to satisfy all claims with respect to all payments then falling due with respect to the Notes, the New York Paying Agent or the London Paying Agent, as the case may be, shall then forthwith notify each of the Bank and the Guarantor of such insufficiency and, until such time as the New York Paying Agent or the London Paying Agent, as the case may be, has received the full amount of all such payments, neither the Global Agent nor any Paying Agent shall be obliged to pay any such claims.

(d) The New York Paying Agent or the London Paying Agent, as the case may be, shall on demand promptly reimburse, from funds received from the Bank, each Paying Agent for payments with respect to Notes properly made by such Paying Agent in accordance with the terms thereof and with this Agreement unless the New York Paying Agent or the London Paying Agent, as the case may be, has notified the Paying Agent, prior to the opening of business in the location of the office of the Paying Agent through which payment with respect to the Notes can be made on the due date of a payment with respect to the Notes, that the Global Agent or the London Paying Agent, as the case may be, does not expect to receive sufficient funds to make payment of all amounts falling due with respect to such Notes.

Section 14. Determinations and Notifications with respect to Notes.

(a) The London Paying Agent shall prepare and deliver monthly reports to the Bank of England and the Ministry of Finance of Japan and, if agreed between the Bank and the London Paying Agent, shall take all necessary action to comply with such other reporting requirements of any competent authority in respect of any relevant currency as it may be directed, in writing, from time to time with respect to the Notes to be issued hereunder.

(b) For purposes of monitoring the aggregate principal amount of Notes outstanding at any time under the Program, the Exchange Rate Agent shall determine the U.S. Dollar equivalent of the principal amount of each Series of Notes denominated in another currency, each Scries of Dual Currency Notes, each Scries of Indexed Notes, each Series of Zero Coupon Notes and each Series of Partly Paid Notes as follows:

(i)	the U.S. Dollar equivalent of Notes denominated in a currency other than U.S. Dollars shall be determined by the Exchange Rate Agent as of 2:30 p.m., London time, on the Original Issue Date for such Notes by reference to the spot rate for U.S. Dollars against the Specified Currency provided to the Exchange Rate Agent by the Bank or, if such spot rate is not so provided on a timely basis, by reference to the Exchange Rate Agent’s middle market spot rate for U.S. Dollars against the Specified Currency on the London Business Day immediately preceding the date on which the Exchange Rate Agent receives the Bank’s instruction to issue the Notes;

(ii)	the U S. Dollar equivalent of Dual Currency Notes and Indexed Notes shall be determined by the Exchange Rate Agent in the manner specified in clause (i) above by reference to the original principal amount of such Notes;

(iii)	the principal amount of Zero Coupon Notes and any other Notes issued at a discount shall be deemed to be the U.S. Dollar equivalent, determined in the manner specified in clause (i) above, of the face value of the Note for the relevant issue; and

(iv)	the U.S. Dollar equivalent of Partly Paid Notes shall be determined by the Exchange Rate Agent in the manner specified in clause (i) above by reference to the principal amount thereof regardless of the amount of money paid up on such Notes

The Exchange Rate Agent shall promptly notify the Bank of each determination made as aforesaid. As used in this Section 14(b), “London Business Day” means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in London.

Section 15. Notice of any Withholding or Deduction.

If the Bank is, with respect to any payments, compelled to withhold or deduct any amount for or on account of taxes, duties, assessments or governmental charges as specifically contemplated under the terms of the Notes, the Bank shall give notice thereof to the Global Agent, each other Paying Agent and the Registrar, if applicable, as soon as it becomes aware of the requirement to make such withholding or deduction and shall give to the Global Agent, each other Paying Agent and the Registrar, if applicable, such information as it shall require to enable them to comply with such requirement.

Section 16. Redemption of Notes.

(a) If any Notes are to be redeemed prior to their Stated Maturity Date in accordance with their terms, the Bank shall notify the Global Agent not more than 75 nor less than 45 days prior to the relevant redemption date of the Bank’s election to redeem such Notes in whole or in part in increments of US$1,000 or the equivalent thereof in other currencies, or as otherwise provided in the applicable Note or required by applicable laws and regulations.

(b) Whenever less than all the Notes at any time outstanding are to be redeemed, the terms of the Notes to be so redeemed shall be selected by the Bank If less than all the Notes with identical terms at any time outstanding are to be redeemed, the Notes to be so redeemed shall be selected by the Global Agent or any Paying Agent on its behalf by lot or in any usual manner approved by it. The Global Agent shall promptly notify the Bank in writing of the Notes selected for redemption and, in the case of Notes selected for partial redemption, the principal amount thereof to be redeemed.

(c) Unless otherwise specified in the applicable Note, notice of redemption shall be given by the New York Paying Agent or the London Issuing Agent, at the Bank’s expense, not more than 60 nor less than 30 calendar days prior to the redemption date to each holder of a Note to be redeemed. Notices in respect of Registered Notes to be redeemed shall be given by first-class mail, postage prepaid, to each holder’s address appearing in the Note Register. In the case of Bearer Notes to be redeemed, the London issuing Agent shall publish the notice required in connection with any such redemption and shall at the same time also publish a separate list of serial numbers of any Notes previously selected and not presented for redemption. All notices of redemption shall identify the Notes to be redeemed (including CUSIP, Common Code and ISIN numbers), the date fixed for redemption, the redemption price, the manner in which redemption will be effected and, in the case of a partial redemption, the serial numbers (and principal amounts) of the Notes to be redeemed.

(d) Notice of redemption having been given as described above, the Notes so to be redeemed shall, on the redemption date, become due and payable at the redemption price specified in such Notes, and from and after such date such Notes shall cease to bear interest. Upon surrender of any such Notes for redemption in accordance with such notice, the Global Agent or the relevant Paying Agent shall pay or cause to be paid such Notes at the redemption price specified in such Notes, together with unpaid interest accrued on such Notes at the applicable rate borne by such Notes to the redemption date.

(e) Any Registered Note or Definitive Bearer Note which is to be redeemed only in part shall be surrendered to the London Issuing Agent or the Registrar, as the case may be, and the London Issuing Agent or the Registrar, as the case may be, shall either (i) complete, authenticate and deliver to a holder of such Note, without service charge, a new Registered Note or Definitive Bearer Note, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered or (ii) procure that a statement indicating the amount and. date of such redemption is endorsed on the relevant Note.

Section 17. Repayment of Notes.

(a) In order for any Note, in accordance with its terms, to be repaid in whole or in part at the option of the holder thereof prior to its stated maturity, such Note must be delivered by the holder thereof, with the form entitled “Option to Elect Repayment” (set forth in such Note) duly completed, to the Global Agent or such other Paying Agent, at the address set forth in such form or at such place or places of which the Bank shall from time to time notify the holders of the Notes, not more than 60 nor less than 30 days prior to any date fixed for such repayment of such Notes (the “Optional Repayment Date”).

(b) Upon surrender of any Note for repayment in accordance with the provisions set forth above, the Note to be repaid shall, on the Optional Repayment Date, become due and payable, and the Global Agent or the relevant Paying Agent shall pay or cause to be paid such Note on the Optional Repayment Date at a price, unless otherwise specified in such Note, equal to 100% of the principal amount thereof, together with accrued interest to the Optional Repayment Date.

(c) If less than the entire principal amount of any Note is to be repaid, the holder thereof shall specify the portion thereof (which shall be in increments of US$1,000 or the equivalent thereof in other currencies, or as otherwise provided in the applicable Note or required by the applicable laws and regulations for currencies other than the U.S. Dollar) which such holder elects to have repaid and shall surrender such Note to the Global Agent, and the London Issuing Agent or the Registrar, as the case may be, shall complete, authenticate and deliver to the holder of such Note, without service charge, a new Note or Notes in an aggregate principal amount equal to and in exchange for the unrepaid portion of the principal of the Note so surrendered and in such denominations as shall be specified by such holder, or as otherwise provided in the applicable Note or required by applicable laws and regulations.

Section 18. Notices to Holders.

(a) On behalf of and at the request and expense of the Bank and except as provided by subparagraph (c), the Global Agent shall give all notices required to be given by the Bank in accordance with the Notes

(b) All notices with respect to Registered Notes shall be mailed by the Global Agent by first-class mail, postage prepaid, to the holders thereof at their addresses appearing in the Note Register.

(c) All notices with respect to Bearer Notes shall be published by the London Issuing Agent in one leading English language daily newspaper with circulation in London or, if that is not possible, one other English language newspaper with general circulation in Europe as the Bank, in consultation with the London Issuing Agent, shall decide, and, if directed by the Bank in writing, the London Issuing Agent shall, in accordance with such direction, also publish notices in a manner that complies with the rules and regulations of any Stock Exchange on which the Notes are for the time being listed Any such notice shall be deemed to have been given on the date of the first publication.

(d) Notwithstanding any contrary provision contained in this Agreement, until such time as any Definitive Bearer Notes are issued, the Global Agent may, so long as Temporary Global Notes or Permanent Global Notes are held in their entirety on behalf of Euroclear and Clearstream, Luxembourg, substitute for such publication required by Section 18(c) the delivery of the relevant notice to Euroclear and Clearstream, Luxembourg and such other clearing system for communication by them to the beneficial owners of interests in the Temporary Global Notes and Permanent Global Notes; provided, however, that, so long as the rules of any Stock Exchange so require and if so directed in writing by the Bank, such publication will nevertheless be made as described in the preceding paragraph in respect of Bearer Notes listed on such Stock Exchange. Any such notice shall be deemed to have been given to the beneficial owners of interests in the Temporary Global Notes and Permanent Global Notes on the seventh day after the day on which said notice was given to Euroclear and/or Clearstream, Luxembourg and/or such other clearing system.

Section 19. Cancellation of Notes, Receipts, Coupons and Talons.

(a) All Notes which are purchased by or on behalf of the Bank, together (in the case of Definitive Bearer Notes) with all unmatured Receipts, Coupons or Talons (if any) attached thereto or surrendered therewith, may, at the election of the Bank, be cancelled by the Bank Where any Notes, Receipts, Coupons or Talons are purchased and cancelled as aforesaid, the Bank shall procure that all relevant details are promptly given to the Global Agent and that all Notes, Receipts, Coupons or Talons so cancelled are delivered to the Global Agent. All Notes which are redeemed, all Receipts or Coupons which are paid and all Talons which are exchanged shall be cancelled by the Global Agent or any other Paying Agent by which they arc redeemed, paid or exchanged. Each of the Paying Agents shall give to the Global Agent details of all payments made by it and shall deliver a certificate of destruction for all cancelled Notes, Receipts, Coupons and Talons to the Global Agent or to any Paying Agent authorized from time to time in writing by the Global Agent to accept delivery of cancelled Notes, Receipts, Coupons and Talons.

(b) A certificate stating:

(i)	the aggregate principal amount of Notes which have been redeemed and the aggregate amount paid in respect thereof;

(ii)	the number of Notes cancelled together (in the case of Definitive Bearer Notes) with details of all unmatured. Receipts, Coupons or Talons (if any) attached thereto or delivered therewith;

(iii)	the aggregate amount paid with respect to interest on the Notes;

(iv)	the total number by maturity date of Receipts, Coupons and Talons so cancelled; and

(v)	(in the case of Definitive Bearer Notes) the serial numbers of such Notes,

shall be given to the Bank by the Global Agent as soon as reasonably practicable upon request.

(c) Subject to being duly notified in due time and if so requested, the Global Agent shall give a certificate to the Bank, within three months of the date of purchase and cancellation of Notes as aforesaid, stating:

(i)	the principal amount of Notes so purchased and cancelled;

(ii)	the serial numbers of such Notes; and

(iii)	the total number by maturity date of the Receipts, Coupons and Talons (if any) appertaining thereto and surrendered therewith or attached thereto.

(d) The Global Agent, or the applicable Paying Agent, shall destroy (in accordance with its customary procedures) all cancelled Notes, Receipts, Coupons and Talons (unless otherwise previously instructed by the Bank) and, if requested in writing, forthwith upon destruction,, furnish the Bank with a certificate of the serial numbers of the Notes and the number by maturity date of Receipts, Coupons and Talons so destroyed.

(c) Without prejudice to the obligations of the Global Agent pursuant to Section 19(b), the Global Agent shall keep a full and complete record of all Notes, Receipts, Coupons and Talons (other than serial numbers of Coupons, except those which have been replaced pursuant to Section 20) and of all replacement Notes, Receipts, Coupons or Talons issued in substitution for mutilated, defaced, destroyed, lost or stolen Notes, Receipts, Coupons or Talons. The Global Agent shall at all reasonable times make such record available to the Bank and any person authorized by any of them for inspection and for the taking of copies thereof or extracts therefrom.

(f) All records and certificates made or given pursuant to this Section 19 and Section 20 shall make a distinction between Notes, Receipts, Coupons and Talons of each Series and Tranche, as appropriate.

Section. 20. Issue of Replacement Notes, Receipts, Coupons and Talons.

(a) The Bank will cause a sufficient quantity of additional forms of Notes, Receipts, Coupons and Talons to be available, upon request, to the London Issuing Agent (in the case of Temporary Global Notes, Permanent Global Notes, Receipts, Coupons and Talons) and to the Registrar (in the case of Registered Global Notes) at their specified office for the purpose of issuing replacement Notes, Receipts, Coupons and Talons as provided below.

(b) The London Issuing Agent or the Registrar will, subject to and in accordance with the terms of the Notes and the following provisions of this Section 20, cause to be delivered any replacement Notes Receipts, Coupons and Talons which the Bank may determine to issue in place of Notes, Receipts, Coupons and Talons which have been lost, stolen, mutilated, defaced or destroyed.

(c) In the case of a mutilated or defaced Note, the London Issuing Agent or the Registrar shall ensure that (unless otherwise covered by such indemnity as the Bank may require) any replacement Note will only have attached to it Receipts, Coupons and Talons corresponding to those (if any) attached to the mutilated or defaced Note which is presented for replacement.

(d) Neither the London Issuing Agent nor the Registrar shall issue any replacement Note, Receipt, Coupon or Talon unless and until the applicant therefor shall have:

(i)	paid such costs as may be incurred in connection therewith;

(ii)	furnished it with such evidence (including evidence as to the serial number of such Note, Receipt, Coupon or Talon) and indemnity (which may include a bank guarantee) as the Bank and the Registrar or the London Issuing Agent, as the case may be, may require; and

(iii)	in the case of any mutilated or defaced Note, Receipt, Coupon or Talon, surrendered the same to the Registrar or the London Issuing Agent, as the case may be.

(e) The Registrar or the London Issuing Agent, as the case may be, shall cancel any mutilated or defaced Notes, Receipts, Coupons and Talons with respect to which replacement Notes, Receipts, Coupons and Talons have been issued pursuant to this Section 20 and shall, if requested, furnish the Bank with a certificate stating the serial numbers of the Notes, Receipts, Coupons and Talons so cancelled and, unless otherwise instructed by the Bank in writing, shall destroy (in accordance with its customary procedures) such cancelled Notes, Receipts, Coupons and Talons and, if requested, furnish the Bank with a destruction certificate containing the information specified in Section 19(c).

(f) The Registrar or the London Issuing Agent, as the case may be, shall, on issuing any replacement Note, Receipt, Coupon or Talon, within three Business Days inform the Bank, the Global Agent and the Paying Agents of the serial number of such replacement Note, Receipt, Coupon or Talon issued and (if known) of the serial number of the Note, Receipt, Coupon or Talon in place of which such replacement Note, Receipt, Coupon or Talon has been issued. Whenever replacement Receipts, Coupons or Talons are issued pursuant to the provisions of this Section 20, the Registrar or the London Issuing Agent, as the case may be, shall also notify the Global Agent and the Paying Agents of the maturity dates of the lost, stolen, mutilated, defaced or destroyed Receipts, Coupons or Talons and of the replacement Receipts, Coupons or Talons issued.

(g) The Global Agent shall keep a full and complete record of all replacement Notes, Receipts, Coupons and Talons issued and shall make such record available at all reasonable times to the Bank and any persons authorized by the Bank for inspection and for the taking of copies thereof or extracts therefrom.

(h) Whenever any Definitive Bearer Note, Receipt, Coupon or Talon for which a replacement Note, Receipt, Coupon or Talon has been issued and with respect to which the serial number is known is presented to the Global Agent or any of the Paying Agents for payment, the Global Agent or, as the case may be, the relevant Paying Agent shall immediately send notice thereof to the Bank and the Global Agent.

Section 21. Copies of This Agreement and Each Pricing Supplement Available for inspection.

The Global Agent and the Paying Agents shall, for as long as any Note remains outstanding, hold copies of this Agreement, the Offering Circular (as amended or supplemented from time to time), each Pricing Supplement (except that a Pricing Supplement relating to unlisted Notes will only be available for inspection by a holder of such a Note upon production of evidence satisfactory to the relevant Paying Agent as to the identity of such holder), the Bank’s Letters Patent and by-laws, as amended or restated and any documents incorporated by reference into the Offering Circular available for inspection. For this purpose, the Bank shall furnish the Global Agent and the Paying Agents with sufficient copies of each of such documents.

Section 22. Commissions and Expenses.

(a) The Bank shall pay to the Global Agent such fees and commissions as the Bank and the Global Agent may separately agree from time to time with respect to the services of the Agents, hereunder together with any reasonable and properly documented expenses (including legal, printing, postage, tax, cable and advertising expenses) incurred by the Agents in connection with their said services. Nothing in this Agreement shall obligate the Agents to take any action which would involve any such expenses, unless and until the Global Agent shall have received payment in respect thereof.

(b) The Global Agent shall make payment of the fees and commissions due hereunder to the Agents, and shall reimburse their expenses promptly after the receipt of the relevant monies from the Bank. The Bank shall not be responsible for any such payment or reimbursement, by the Global Agent to the Agents.

Section 23. Indemnity.

(a) The Bank shall protect, indemnify and hold harmless the Global Agent and each of the other Agents against any losses, liabilities, costs, claims, actions, demands or expenses (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which the Agents may incur or which may be made against the Agents as a result of or in connection with their appointment by the Bank or the exercise of the Agents, powers and duties hereunder except any losses, liabilities, costs, claims, actions, demands or expenses as may relate to, result from or arise from the Agents’ or any Agent’s gross negligence, willful misconduct or bad faith.

(b) The obligations of the Bank under this section shall survive the payment of the Notes, the resignation or removal of any Agent and the termination of this Agreement.

(c) The Bank will on demand indemnify and keep indemnified each Agent against any losses, liabilities, costs, expenses, claims, actions or demands (including, without limitation, all legal fees and expenses and any Value Added Tax payable on such sums) which such Agent may incur or which may be made against such Agent as a result of such Agent acting on such communications or instructions which such Agent believes in good faith to have been given by the Bank.

Section 24. Repayment by the Global Agent.

(a) The Global Agent shall, forthwith on written demand, repay to the Bank sums equivalent to any amounts paid by the Bank to the Global Agent for the payment of principal (and premium, if any) or interest with respect to any Registered Notes and remaining unclaimed at the end of two years after the principal of such Registered Notes shall have become due and payable (whether at the Stated Maturity Date or otherwise) and monies sufficient therefor shall have been duly made available for payment, provided that there is not any outstanding, bona fide and proper claim with respect to such amounts. Upon such repayment all liability of the Global Agent with respect to such funds shall thereupon cease.

(b) Bearer Notes, Receipts and Coupons shall become void unless presented for payment within a period of two years from the date on which the related payment of principal or interest shall have become due and payable and monies sufficient therefor shall have been made available for payment. The Global Agent shall, forthwith on written demand, repay to the Bank sums equivalent to any amounts paid by the Bank to the Global Agent or other Agents for the payment of principal (premium, if any) or interest with respect to any such Bearer Note, Receipt or Coupon and remaining unclaimed when such Bearer Note, Receipt or Coupon becomes void and all liability with respect thereto shall thereupon cease.

Section 25. Conditions of Appointment.

(a) The Global Agent shall be entitled to deal with money paid to it by the Bank or the Guarantor for the purpose of this Agreement in the same manner as other money paid to a banker by its customers except:

(i)	that it shall not exercise any right of set-off, lien or similar claim in respect thereof;

(ii)	as provided in Section 25(b) below; and

(iii)	that it shall not be liable to account to the Bank for any interest thereon except as otherwise agreed in writing between the Bank and the Global Agent.

(b) In acting hereunder and in connection with the Notes, the Agents shall act solely as agents of the Bank and will not thereby assume any obligations towards or relationship of agency or trust for or with any of the owners or holders of the Notes, Receipts, Coupons or Talons, except that all funds held by the Global Agent or the Paying Agents for payment to the Noteholders and deposited by the Bank for payment of specific Notes, Receipts, Talons or Coupons shall be held for the benefit of such holders or owners and applied as set forth herein, but need not be segregated from other funds except as required by law.

(c) The Agents hereby undertake to the Bank to perform such obligations and duties, and shall be obligated to perform such duties and only such duties, as are herein, in the Notes and in the Procedures Memorandum specifically set forth, and no implied duties or obligations shall be read into this Agreement or the Notes or the Procedures Memorandum against any of the Agents.

(d) The Global Agent may consult with reputable legal and other professional advisers of its selection and the written opinion of such advisers, rendered in good faith, shall be full and complete protection with respect to any action taken, omitted or suffered hereunder in good faith and in accordance with the opinion of such advisers.

(e) Each of the Agents shall be protected and shall incur no liability for or with respect to any action taken, omitted or suffered in good faith reliance upon any instruction, request or order from the Bank or any notice, resolution, direction, consent, certificate, affidavit, statement, cable, telex, facsimile or other paper or document which it reasonably believes to be genuine and to have been delivered, signed or sent by an Authorized Representative.

(f) Any of the Agents and any of their officers, directors and employees may become the owner of, or acquire any interest in, any Notes, Receipts, Coupons or Talons with the same rights that it or he would have if such Agent(s) concerned were not appointed hereunder, and may engage or be interested in any financial or other transaction with the Bank and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or Coupons or in connection with any other obligations of the Bank as freely as if such Agent(s) were not appointed hercunder.

(g) No Agent shall be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hcreunder if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(h) Any Agent may execute any of the duties or powers hereunder or perform any duties hereunder either directly or by or through its agents, attorneys or custodian.

(i) In no event shall the Bank or the Agents be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Agents or the Bank, as the case may be, have been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 26. Communication Between the Parties.

A copy of all communications relating to the subject matter of this Agreement between the Bank or any Noteholders or holders of Receipts or Coupons and any of the Paying Agents, the Registrar, the London Issuing Agent or the Transfer Agent shall be sent to the Global Agent by the relevant Paying Agent or the Registrar, the London Issuing Agent or the Transfer Agent, as the case may be.

Section 27. Changes in the Global Agent, the Paying Agents, the Registrar, the London Issuing Agent or the Transfer Agent.

(a) The Bank agrees that, until no Note is outstanding or until monies for the payment of all amounts with respect to all outstanding Notes have been made available to the Global Agent (whichever is the later):

(i)	so long as any Notes are listed on any Stock Exchange, there will at all times be a Paying Agent, a Registrar, a London Issuing Agent and a Transfer Agent having a specified office in each location required by the rules and regulations of the relevant Stock Exchange;

(ii)	there will at all times be a Paying Agent, a Registrar, a London Issuing Agent and a Transfer Agent with a specified office in a city in continental Europe unless, with respect of any Paying Agent, payments are permitted to be made in the United States and the Bank shall have appointed a Paying Agent in the United States;

(iii)	there will at all times be a Global Agent; and

(iv)	the Bank undertakes that, if the conclusions of the European Union directive on the taxation of savings income (the “EU Directive”) adopted by the European Council of Economic and Finance Ministers at a meeting on November 26-27, 2000 are implemented, it will ensure that it maintains a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the EU Directive.

Any variation, termination, appointment or change shall only take effect (other than in the case of insolvency, when it shall be of immediate effect) after not less than 30 nor more than 45 days prior notice thereof shall have been given to the Noteholders in accordance with Section 18 provided that no such variation, termination, appointment or change shall take effect (except in the case of insolvency) within 15 days before or after any Interest Payment Date.

(b) The Global Agent may (subject to the provisions of Section 27(d)) at any time resign as Global Agent by giving written notice to the Bank of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, that such date shall never be less than two months after the receipt of such notice by the Bank unless the Bank agrees to accept less notice.

(c) The Global Agent may (subject to the provisions of Section 27(d)) be removed at any time by the filing with it of an instrument in writing signed on behalf of the Bank specifying such removal and the date when it shall become effective.

(d) Any resignation, under Section 27(b) or removal under Section 27(c) shall only take effect upon the appointment by the Bank (with notice to the Global Agent) of a successor Global Agent and (other than in cases of insolvency of the Global Agent) on the expiration of the notice to be given under Section 27(b). If, by the day falling 20 days before the expiration of any notice under Section 27(b), the Bank has not appointed a successor Global Agent, then the Global Agent shall be entitled, following such consultation with the Bank as may be practicable in the circumstances, on behalf of the Bank, to appoint as a successor Global Agent in its place such reputable financial institution of good standing as it may reasonably determine to be capable of performing the duties of the Global Agent hereunder, and, if by the day falling 10 days before the expiration of any notice under Section 27(b), the Global Agent has not appointed a successor Global Agent, then the Global Agent may, at the expense of the Bank, petition any court of competent jurisdiction for the appointment of a successor agent to such Global Agent. Upon the appointment of a successor agent hereunder, the parties hereto and such successor agent shall thereafter have the same rights and obligations among them as would have been the case had they then entered into an agreement in the form mutatis mutandis of this Agreement.

(e) In case at any time the Global Agent resigns, or is removed, or becomes incapable of action or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of an administrator, liquidator or administrative or other receiver of all or a substantial part of its property, or if an administrator, liquidator or administrative or other receiver of it or all or a substantial part of its property is appointed, or it admits in writing its inability to pay or meet its debts as they become due, or if an order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law or if any officer takes charge or control of it or of its property or affairs for the purpose of rehabilitation, administration or liquidation, a successor Global Agent may be appointed by the Bank by an instrument in writing filed with the successor Global Agent. Upon the appointment as aforesaid of a successor Global Agent and acceptance by the latter of such appointment and (other than in the case of insolvency of the Global Agent) upon expiration of the notice to be given under Section 27(b) the Global Agent so superseded shall cease to be the Global Agent hereunder.

(f) Subject to Section 27(a), the Bank may terminate the appointment of any Paying Agent, the Registrar, the London Issuing Agent or the Transfer Agent at any time and/or appoint one or more further Paying Agents, Registrars, London Paying Agents or Transfer Agents by giving to the Global Agent, and to the relevant Paying Agent, Registrar, London Issuing Agent or Transfer Agent, at least 45 days notice in writing to that effect.

(g) Subject to Section 27(a), all or any of the Paying Agents or Transfer Agents may resign their respective appointments hereunder at any time by giving the Bank and the Global Agent at least 45 days written notice to that effect.

(h) Upon its resignation or removal becoming effective, the Global Agent or the relevant Paying Agent, Registrar, London Issuing Agent or Transfer Agent:

(i)	shall, in the case of the Global Agent, forthwith transfer all monies held by it hereunder and the records referred to in Sections 11(a), 19(c) and 20(g) to the successor Global Agent hereunder; and

(ii)	shall be entitled to the payment by the Bank of its commissions and fees for the services theretofore rendered hereunder in accordance with the terms of Section 22.

(i) Upon its appointment becoming effective, a successor Global Agent and any new Paying Agent, London Issuing Agent, Registrar or Transfer Agent shall, without further act, deed or conveyance, become vested with all the authority, rights, powers, trust, immunities, duties and obligations of such predecessor with like effect as if originally named as Global Agent or (as the case may be) a Paying Agent, London Issuing Agent, Registrar or Transfer Agent hereunder.

Section 28. Merger and Consolidation.

Any corporation into which the Global Agent or any other Agent may be merged, or any corporation with which the Global Agent or any other Agent may be consolidated, or any corporation resulting from any merger or consolidation to which the Global Agent or any other Agent shall be a party, or any corporation to which the Global Agent or any other Agent shall sell or otherwise transfer all or substantially all the assets or the corporate trust business of the Global Agent or other Agent shall, on the date when such merger, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, become the successor Global Agent or, as the case may be, Paying Agent, London Issuing Agent, Registrar or Transfer Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto, unless otherwise required by the Bank, and after the said effective date all references in this Agreement to the Global Agent or, as the case may he, such Paying Agent, London Issuing Agent, Registrar or Transfer Agent shall be deemed to be references to such corporation. Notice of any such merger, consolidation or transfer shall forthwith be given to the Bank by the relevant Agent.

Section 29. Notifications.

Following receipt of notice of resignation from the Global Agent or any Paying Agent, Registrar, London Issuing Agent or Transfer Agent and forthwith upon appointing a successor Global Agent or, as the case may be, further or other Paying Agents, Registrars, London Issuing Agents or Transfer Agents or on giving notice to terminate the appointment of any Global Agent or, as the case may be, Paying Agent, Registrar, London Issuing Agent or the Transfer Agent, the Bank shall give or cause to be given not more than 45 days nor less than 30 days notice thereof to the Noteholders in accordance with Section 18.

Section 30. Change of Specified Office.

If the Global Agent or any Paying Agent, London Issuing Agent, Registrar or Transfer Agent determines to change its specified office it shall give to the Bank and (if applicable) the Global Agent written notice of such determination giving the address of the new specified office which shall be in the same city and stating the date on which such change is to take effect, which shall not be less than 45 days thereafter. The Global Agent (on behalf of the Bank) shall within 15 days of receipt of such notice (unless the appointment of the Global Agent or the relevant Paying Agent, London Issuing Agent, Registrar or Transfer Agent, as the case may be, is to terminate pursuant to Section 27 on or prior to the date of such change) give or cause to be given not more than 45 days nor less than 30 days notice thereof to the Noteholders in accordance with Section 18.

Section 31. Notices.

Any notice or communication given to any party hereunder shall be sufficiently given or served:

(a) if received by the person or an authorized officer within the Corporate Trust Department of the applicable Agent and at the relevant address of such Agent as specified on the signature page hereof;

(b) if sent by facsimile transmission or tested telex to the relevant number specified on the signature page hereof and, if so sent, shall be deemed to have been delivered upon transmission provided such transmission is confirmed by the answer back of the recipient (in the case of tested telex) or when an acknowledgement of receipt is received (in the case of facsimile transmission).

Section 32. Taxes and Stamp Duties.

Except as set forth in Section 11(h), the Bank agrees to pay any and all stamp and other documentary taxes or duties (other than any interest or penalties arising as a result of a failure by any other person to account promptly to (the relevant authorities for any such duties or taxes after such person shall have received from the Bank the full amount payable in respect thereof) which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement.

Section 33. Currency Indenmity.

If, under any applicable law and whether pursuant to a judgment being made or registered against the Bank or for any other reason, any payment under or in connection with this Agreement is made or is to be satisfied in a currency (the “other currency”) other than that in which the relevant payment is expressed to be due (the “required currency”) under this Agreement, the Bank shall arrange to supply the “other currency” to the Global Agent or the relevant Paying Agent, Registrar, London Issuing Agent or Transfer Agent, in accordance with the payment timeframes specified in Section 13(a) of this Agreement.

Section 34. Amendments; Meetings of Holders

(a) The Notes and any Receipts and Coupons attached to the Definitive Bearer Notes may be amended by the Bank and this Agreement may be amended by the Bank and the Global Agent, (i) for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained therein or herein, (ii) to make any further modifications of the terms of this Agreement necessary or desirable to allow for the issuance of any additional Notes (which modifications shall not be materially adverse to holders of outstanding Notes, as evidenced by an officer’s certificate from the Bank delivered to the Global Agent) or (iii) in any manner which the Bank (and in the case of this Agreement, the Global Agent) may deem necessary or desirable and which shall not materially adversely affect the interests of the holders of the Notes, Receipts and Coupons (as evidenced by an officer’s certificate from the Bank delivered to the Global Agent), to all of which each holder of Notes, Receipts and Coupons shall, by acceptance thereof, be deemed to have consented. In addition, with the written consent of the holders of at least 66 2/3% of the principal amount of the Notes to be affected thereby, the Bank and the Global Agent may from time to time and at any time enter into agreements modifying or amending this Agreement or the provisions of the Notes, Receipts and Coupons for the purpose of adding any provisions thereto or changing in any manner or eliminating any provisions of this Agreement or of modifying in any manner the rights of the holders of Notes, Receipts and Coupons; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) change the Stated Maturity Date with respect to any Note or reduce or cancel the amount payable at maturity; (ii) reduce the amount payable or modify the payment date for any interest with respect to any Note or vary the method of calculating the rate of interest with respect to any Note; (iii) reduce any minimum interest rate and/or maximum interest rate with respect to any Note; (iv) modify the currency in which payments under any Note and/or any Coupons appertaining thereto are to be made; (v) change the obligation, of the Bank to pay Additional Amounts with respect to Notes, Receipts and Coupons; (vi) reduce the percentage in principal amount of outstanding Notes the consent of the holders of which is necessary to modify or amend this Agreement or the provisions of the Notes or to waive any future compliance or past default; or (vii) reduce the percentage in principal amount of outstanding Notes the consent of the holders of which is required at any meeting of holders of Notes at which a resolution is adopted. Any instrument given by or on behalf of any holder of a Note in connection with any consent to any such modification, amendment or waiver shall be irrevocable once given and shall be conclusive and binding on all subsequent holders of such Note. Any modifications, amendments or waivers to this Agreement or the provisions of the Notes, Receipts and Coupons shall be conclusive and binding on all holders of Notes, Receipts and Coupons, whether or not notation of such modifications, amendments or waivers is made upon the Notes, Receipts and Coupons. It will not be necessary for the consent of the holders of Notes to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.

(b) A meeting of holders of Notes may be called at any time and from time to time to make, give or take any request, demand authorization, direction, notice, consent, waiver or other action provided by this Agreement or the Notes to be made, given or taken by holders of Notes.

(c) If requested by the Bank or the holders of at least 10% in principal amount of the outstanding Notes of a Series, the Global Agent shall call a meeting of holders of such Notes for any purpose specified in Section 34(b) to be held at such time and at such place in The City of New York as the Bank shall determine. Notice of every meeting of holders of Notes, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given by the Global Agent on behalf of the Bank to the holders of the Notes, in the same manner as provided in Section 18, not less than 21 not more than 180 days prior to the date fixed for the meeting. If at any time the Bank or the holders of at least 10% in principal amount of the outstanding Notes of a Series shall have requested the Global Agent to call a meeting of the holders to take any action authorized in Section 34(b), by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Global Agent shall not have given notice of such meeting within 21 days after receipt of such request or shall not thereafter proceed to cause the meeting to be held as provided herein, then the holders of Notes in the amount above-specified may determine the time and the place in The City of New York for such meeting and may call such meeting by giving notice thereof as provided in this Section 34(c).

(d) To be entitled to vote at any meeting of holders of Notes of a Scries, a person shall be a holder of outstanding Notes of such Series at the time of such meeting, or a person appointed by an instrument in writing as proxy for such holder.

(e) The persons entitled to vote a majority in principal amount of the outstanding Notes of the relevant Series shall constitute a quorum. In the absence of a quorum, within 30 minutes of the time appointed for any such meeting, the meeting may be adjourned for a period of not less than 10 days as determined by the chairman of the meeting prior to the adjournment of such meeting. In the absence of a quorum at any such adjourned meeting, such adjourned meeting may be further adjourned for a period of not less than 10 days as determined by the chairman of the meeting prior to the adjournment of such adjourned meeting. Notice of the reconvening of any adjourned meeting shall be given as provided in Section 18 except that such notice need be given not less than five days prior to the date on which the meeting is scheduled to he reconvened. Notice of the reconvening of an adjourned meeting shall state expressly the percentage of the principal amount of the outstanding Notes which shall constitute a quorum.

Subject to the foregoing, at the reconvening of any meeting adjourned for a lack of a quorum, the persons entitled to vote 25% in principal amount of the outstanding Notes of the relevant Series constitute a quorum for the talking of any action set forth in the notice of the original meeting. Any meeting of holders of Notes at which a quorum is present may be adjourned from time to time by vote of a majority in principal amount of the outstanding Notes represented at the meeting, and the meeting may be held as so adjourned without further notice. At a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid, any resolution and all matters shall be effectively passed and decided if passed or decided by the persons entitled to vote a majority in principal amount of the outstanding Notes of such Series represented and voting at such meeting, provided that such amount approving such resolution shall be not less than 25% in principal amount of the outstanding Notes of such Series.

Section 35. References to Additional Amounts.

All references in this Agreement to principal, premium and interest in respect of any Note shall, unless the context otherwise requires, be deemed to mean and include all Additional Amounts, if any, payable in respect thereof as set forth in such Note.

Section 16. Descriptive Headings.

The descriptive headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 37. Governing Law.

This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

Section 38. Submission of Jurisdiction.

(a) The Bank irrevocably consents and agrees, for the benefit of the Agents, and each of the Agents irrevocably consents and agrees, for the benefit of the Bank, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter arising (out of or in connection with this Agreement or the Notes may be brought in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, in either case in the Borough of Manhattan, The City of New York and, until all amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam.

(b) The Bank hereby irrevocably designates, appoints, and empowers Thomas Wren, Treasurer of the Guarantor (or any successor thereof), as its agent (the “Service of Process Agent”) to receive, accept and acknowledge for and on its behalf, service of any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding brought in any United States or State court which may be made on such Service of Process

Agent in accordance with legal procedures prescribed for such courts. If for any reason such Service of Process Agent shall cease to be available to act as such, the Bank, or the Agents, as the case may be, agree to designate a new Service of Process Agent in The City of New York on the terms and for the purposes of this Section 38 satisfactory to the other parties to this Agreement. Each party to this Agreement further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the relevant Service of Process Agent (whether or not the appointment of such Service of Process Agent shall for any reason prove to be ineffective or such Service of Process Agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified air mail, postage prepaid, to such party, at its address specified in or designated pursuant to this Agreement. Each party to this Agreement agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of any party to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the undersigned or bring actions, suits or proceedings against the other parties in such other jurisdictions, and in such manner, as may be permitted by applicable law. Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement brought in the Supreme Court of the State of New York or the United States District Court for the southern District of New York, in either case in the Borough of Manhattan, The City of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 39. Waiver of Sovereign Immunity.

To the extent that the Bank or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in respect thereof, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or the Notes, the Bank, to the maximum extent permitted by law, hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consents to such relief and enforcement. This agreement and waiver are intended to be effective upon the execution and delivery of this Agreement by the Bank without any further act by the Bank and are intended to inure to the benefit of the Agents from time to time.

Section 40. Counterparts.

This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

The Bank		c/o MBNA America Bank, National Association 1100 North King Street Wilmington, Delaware 19884-2721 Telephone: (302) 457-0466 Facsimile: (302) 456-8545 Attention: Thomas D. Wren
MBNA CANADA BANK
By:	/s/ Thomas D. Wren
Title:	Manager of Finance and Administration

The Global Agent		Institutional Trust Services 4 New York Plaza, 15th Floor New York, NY 10004 Telephone: (212) 623-5248 Facsimile: (212) 623-6216 Attention: International/Project Finance Group
JPMORGAN CHASE BANK
By:	/s/ James M. Foley
Title:	Assistant Vice President

The Registrar and NY Paying Agent		Institutional Trust Services 4 New York Plaza, 15th Floor New York, NY 10004 Telephone: (212) 623-5248 Facsimile: (212) 623-6216 Attention: International/Project Finance Group
JPMORGAN CHASE BANK
By	/s/ James M. Foley
Title:	Assistant Vice President

The London Paying Agent and London Issuing Agent		Trinity Tower 9 Thomas More Street London E1W JYT Telephone: 44-1202-347430 Facsimile: 44-1202-347438 Attention: Manager, Institutional Trust Services
JPMORGAN CHASE BANK
By	/s/ Authorized Signatory
Title:	Manager

The Luxembourg Paying Agent and Transfer Agent		5 Rue Plaetis L-2338 Luxembourg Grand Duchy of Luxembourg Telephone: 00-352-46268-5782 Facsimile: 00-352-4626-85380 Attention: Manager, Institutional Trust Services
JP MORGAN BANK LUXEMBOURG S.A.
By:	/s/ Authorized Signatory
Title:	Manager

Agency Agreement